Exhibit 5.2

Law Offices Of S. A. Wajid

S. A Wajid* B.Sc., LLB., L.L.M. (USA)	TF•5, CITY POINT
13 INFANTRY ROAD,
ADVOCATES and SOLICITORS	BANGALORE, 560 001
CONSULTANTS	TELEPHONE: 28600583
INTERNATIONAL BUSINESS LAW	2865556
TRANSNATIONAL LITIGATION	TELE FAX: 91-80-2860168
LAW RELATING TO FOREIGNERS & NIRIS	e-mail: sawajid@blr.vsnI.net.in

Pacific CMA Inc.                          August 11,2006
153-04 Rockaway Blvd.
Jamaica, NY 11434

Sir,
Re: Legal Opinion
Quarterly Report on Form 10-Q
(for the quarter ended June 30, 2006)
with the United States Securities and Exchange Commission

In the professional capacity of your Indian Counsel, we are pleased to forward the enclosed Legal Opinion in connection with your quarterly report on Form 10-Q for your fiscal quarter ended June 30, 2006 (“Form 10-Q”).

In that context, we have discussed the Legal implications on matters relating to acquisition of HTL The Legal Opinion is limited to Indian Law as currently applied by the Court in India in Corporate Matters including Securities Exchange Board of India (SEBI) Regulations.

This opinion is limited to Indian law as currently applied by the courts in India, and is given on the basis that it will be governed and construed in accordance with Indian law.  Capitalized terms used in this opinion unless specifically defined herein, shall bear the same meaning as defined in the Form 10-Q.

As your legal counsel, we have examined the following, strictly under Indian law, and no other law.

The information set forth in the portions of the Form 10-Q under the heading “Item 1.A. Risk Factors.” in regard to the acquisition of HTL, to the extent that they discuss Indian Law, has been read and analyzed by us and accurately and adequately describes in all material respects the matters set forth therein and do not fail to state a material fact necessary to make the statements therein not misleading.

We consent to the use of this opinion as an exhibit to the Form 10-Q and further consent to the use of our name wherever appearing in the Form 10-Q and incorporated by reference to a Registration Statement (the “RS”) filed by you under SEC File No. 833-134620, including any Prospectus constituting a part thereof and any amendments thereto.

This opinion is rendered by us to Pacific CMA, Inc. in relation to matters governed by Indian law and rendered solely in connection with the Form 10-Q and RS. This opinion is for the exclusive use of Pacific CMA, Inc. and shall only be disclosed to or relied upon by any third party without our prior written consent.

Sincerely yours,

/s/ S.A. Wajid, B.Sc., L.L.B., LLM. (U.S.A.)
Attorney-at-law & Legal Consultant

* American Bar Association, Chicago, U.S.A.             Member: International Bar Association, London, England